Exhibit 10.15

                                    AGREEMENT


         THIS AGREEMENT ("Agreement") is dated March 8, 2002, and made effective the 28th day of December, 2001, by and between FORELAND CORPORATION, a Nevada corporation ("Foreland"), and COLOUR HOLDINGS, LTD., a Guernsey corporation ("CHL"), on the following:

                                    Premises

         A. Foreland has suffered extreme shortages of working capital and cash since the voluntary surrender of its oil producing, transportation, asphalt refining, and asphalt marketing assets in 1999-2000. Despite these shortages of working capital and cash, Foreland was able to organize a drilling venture that drilled an exploratory well in Nevada in early 2001, but that well was plugged and abandoned as a dry hole. Accordingly, Foreland was not able to pay its $600,000 obligation to Petro Source Corporation Foreland has ongoing capital requirements for payments due on its Nevada leases, to satisfy its regulatory requirements to maintain its corporate status, for general and administrative costs, and related matters. Based on these circumstances, Foreland has been struggling to implement a plan that would enable it to meet its ongoing obligations and to be able to address the claims of creditors with past due amounts owing.

         B. CHL is interested in acquiring on the terms and conditions set forth herein the leases covering Foreland's current principal exploration prospects, full title to the related geological and geophysical database, and all attendant indicia of ownership, including the right to manage, at its own discretion, such leases and database.

         C. Foreland is willing to enter into this Agreement on the condition that it be granted an option to reacquire its leases and other assets in the event Foreland can complete a partial recapitalization and under certain other circumstances, as more fully set forth below.

         NOW THEREFORE, upon these premises, which are incorporated herein by reference, it is agreed as follows:

                                    Agreement

         1. Foreland Grants and Conveyances; Back-Up Security Interest:

                  (a) In consideration of the payments and covenants by CHL set forth in this Agreement, Foreland agrees as follows:

                           (i) Foreland hereby sells, transfers and conveys to
                  CHL all of Foreland's right, title and interest in and to the oil and gas leases in Eureka, Ely and Nye Counties, Nevada, more particularly described on Exhibit A attached hereto and incorporated herein by reference. At the request of CHL, Foreland shall execute and deliver to CHL one or more assignments in form and substance suitable for recordation in the Office of the County Recorder, Bureau of Land Management, or other public official to further evidence the foregoing conveyances. Such lease rights are conveyed without warranty.

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                           (ii) Foreland hereby sells, transfers and conveys to
                  CHL all of Foreland's right, title and interest in and to the geological and geophysical database developed or acquired by Foreland and relating to the leases described on Exhibit A to have and to hold the same unto CHL and its successors and assigns forever, with full right, power and authority to sue for and collect the same, in the name, place and stead of Foreland or otherwise

                           (iii) Foreland grants to CHL the nonexclusive and
                  irrevocable paid-up right of access and license to use and copy any other geological or geophysical data developed or acquired by Foreland or under its care, custody and control relating to Nevada.

                  (b) CHL and Foreland intend that the conveyances set forth in
         Section 1(a) above shall constitute a true sale with respect to the assets described in paragraphs (i) and (ii) of said Section 1(a) (the "Conveyed Assets"). Following such conveyance, until any exercise of the options described in Sections 6 and 7 below, CHL shall have the risk of loss with respect to, and shall otherwise bear all of the burdens and enjoy all of the benefits of ownership of, the Conveyed Assets. In the event that any party shall nevertheless allege that such conveyances constitute a security arrangement for the repayment of the advances contemplated by Section 2 below or for any other obligation or liability of Foreland to CHL, then this Agreement shall constitute a security agreement meeting the requirements of Article 9 of the New York Uniform Commercial Code and Foreland shall be deemed hereby to have granted a first priority security interest in the Conveyed Assets to CHL. CHL is hereby authorized to file in any jurisdiction or jurisdictions it deems appropriate UCC financing statements covering the Conveyed Assets naming Foreland as debtor. Foreland agrees to take such actions and to execute such documents as are reasonably requested by CHL in order to implement this Section 1.

                  (c) CHL hereby grants to Foreland a non-exclusive license, without right to sublicense, to the geological and geophysical database developed or acquired by Foreland and relating to the leases described on Exhibit A.

         2. Payments and Obligations of CHL. For and in consideration of the conveyances, grants and rights of CHL under this Agreement, CHL agrees as follows:

                  (a) CHL has paid to Foreland the amount of $55,000 by wire transfer of immediately available funds transmitted to Foreland's account. Such amount was used by Foreland to pay accounts payable, including lease payments due on or before December 31, 2001.

                  (b) CHL shall timely provide funds for the payment of annual lease rentals due on each of the leases described on Exhibit A that are due on or before December 31, 2002, except (i) as CHL and Foreland may reasonably determine based on consideration of the size of the lease, its proximity to foreseeable exploration prospects, and other commercially reasonable criteria or (ii) subject to the last sentence of Section 3(a), as CHL may determine in its sole discretion. Notwithstanding the foregoing, (i) the aggregate annual amount payable by CHL under all of such leases shall not exceed $60,000 and (ii) CHL's obligations hereunder shall terminate automatically upon the exercise of either the Foreland option or the CHL option.

                  (c) Until the earlier of (i) December 31, 2002, (ii) the exercise of either the Foreland option or the CHL option or (iii) the date after which Bruce Decker is no longer available personally to provide the required services outlined hereafter, CHL shall also provide funding for managing and exploring the leases and preserving

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         and protecting the geological and geophysical data; seeking to organize a group of industry or financial participants who may be willing to undertake specific drilling, geological, geophysical or other exploration on prospects covered by the leases; reimbursing Foreland $7,000 as a monthly fee to Bruce Decker for his management and administrative services; paying expenditures for travel, lodging and subsistence in seeking to explore the project; paying fees of Jerry Hansen and Carl Schaftenaar for presenting geological and geophysical information with respect to exploration prospects within the leases, and similar items related to the exploration of the potential of the leases. Foreland and Bruce Decker shall use their best efforts and as much time as is necessary to work with, assist and advise CHL regarding the management and exploration of the leases and the preservation and protection of the geological and geophysical data; the organization of a group of industry or financial participants who may be willing to undertake specific drilling, geological, geophysical or other exploration on prospects covered by the leases. Notwithstanding the above, CHL shall under no circumstances be committed to spend an aggregate amount of more than $120,000 hereunder. Foreland acknowledges that CHL will rely on Foreland's and Bruce Decker's advice, assistance and cooperation in connection with the matters described above but that CHL will also have the authority to make its own determinations, and to employ additional consultants and advisors of its choosing, in connection with such matters. As CHL is the absolute owner of the leases and database assets, CHL shall have no fiduciary or other obligations to Foreland or its security holders in connection with, and under no circumstances shall CHL be liable to Foreland or its security holders for, any loss or mismanagement of or damage to the leases or data or any determination not to exploit those assets.

                  (d) CHL shall also provide loans for Foreland to pay general and administrative expenses as well as legal, accounting and related costs of meeting regulatory requirements to maintain its corporate good standing, to complete financial statements and tax returns, and to comply with its obligations to file annual, quarterly and other current reports with the Securities and Exchange commission. Notwithstanding the above, CHL's obligation hereunder shall (i) terminate immediately after Foreland becomes aware (by notice or otherwise) of any legal, bankruptcy or other action against Foreland by any of its shareholders, creditors or any other party (and Foreland shall immediately notify CHL of such action), (ii) in any case not exceed a loan amount of $35,000 per year, and (iii) terminate automatically on the earliest of the exercise of the Foreland option or the CHL option, December 31, 2002, or the date Bruce Decker is no longer available personally to provide the required services outlined above.

         3. Methods of Disbursement; Conditions to Funding:

                  (a) In order to coordinate the orderly disbursement of funds to be provided by CHL pursuant to paragraph 2, on or before the twentieth day of each month, Foreland shall submit to CHL a schedule setting forth the lease payments due in the succeeding 30 days as well as details of other expenditures budgeted by Foreland and to be paid by CHL under the terms of this Agreement, including reasonable documentation or support for each of the proposed expenditures. CHL shall review such schedule and shall, within five business days after receipt and mutual agreement of such schedule, (i) subject to the last sentence of this Section 3(a), transmit to Minerals Management Services at its address for receiving payments on the Nevada leases, which address Foreland shall provide to CHL, the full amount due for leases during such month and (ii) forward to Foreland the balance of the amount requested, except for specific line items to which CHL may reasonably object. In the case of any items to which CHL objects, Foreland and CHL shall cooperate and negotiate in good faith for the resolution of items about which there are disagreements. If CHL elects not to make a lease payment, Foreland may, but shall not be required to, obtain funds from other sources to make such payment, and if it does so, CHL shall reconvey such lease to Foreland without requiring additional consideration.

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                  (b)(i)   It shall be a condition to the obligation of CHL to
                           fund any amount hereunder that (A) the Board of Directors of Foreland shall have approved an amendment to the Rights Agreement dated as of May 12, 1997 between Foreland and Atlas Stock Transfer Corporation, as rights agent (the "Rights Agreement"), (I) excepting CHL and each of its affiliates and transferees from the definition of "Acquiring Person" under the Rights Agreement with respect to any securities of Foreland issued hereunder (alone or together with any other securities of Foreland acquired by CHL or its affiliates or transferees) and providing that no "Separation Date" shall occur as a consequence of any acquisition of Foreland securities hereunder by CHL or its affiliates or transferees (alone or together with any other securities of Foreland acquired by CHL or its affiliates or transferees) and (II) providing that no transaction to which CHL or any of its affiliates or transferees are party shall constitute a "Flip-over Transaction or Event" under the Rights Agreement and (B) CHL and its affiliates and transferees shall have been removed from the scope of all applicable anti-takeover, control share and comparable statutes. In the event that CHL nevertheless funds any amounts prior to the satisfaction of these conditions, the exercise of the Foreland option shall be conditioned upon satisfaction of these conditions.

                  (ii) It shall be a further condition to the obligation of CHL to fund any amount hereunder that (A) there shall have been no proceeding instituted by or against Foreland under the United States Bankruptcy Code or any other federal or state insolvency or receivership statute and (B) there shall have been no material, adverse chance in the business, operations or prospects of Foreland, taken as a whole, since the date of this Agreement.

                  (iii) It shall be a further condition to the obligation of CHL to fund any amount hereunder on or after the 90th day from the date of this Agreement that Foreland shall have amended its certificate of incorporation, in accordance with applicable securities laws, to prohibit any party accumulating Foreland shares in an amount which would result in a limitation on availability of net operating losses of Foreland under the Internal Revenue Code of 1986, as amended.

                  (iv) In the event that CHL requests in writing that Foreland (A) amend its certificate of incorporation, in accordance with applicable securities laws, to provide that a resolution of the Board of Directors of Foreland to file for relief under the United States Bankruptcy Code or any other federal or state insolvency or receivership statute must be unanimously approved by such Board of Directors and/or (B) obtain stockholder approval of this Agreement and the transactions contemplated hereby, provided that the costs of seeking stockholder approval of such amendment, this Agreement and the transactions contemplated hereby (up to $50,000) are advanced by CHL as an additional loan pursuant to
                           Section 2(d), the obligation of CHL to fund any amount hereunder on or after the 90th day following such written request shall be conditioned upon such amendment being effected and such stockholder approvals being obtained (collectively, the "Contingent Conditions"). Without the limitation of any other remedies that are available, in the event the Contingent Conditions are not satisfied by the 90th day following such written request, provided CHL has met its funding obligation with respect to the seeking of such stockholder approvals, CHL shall no longer be restricted in seeking to collect on or

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

                           enforce any indebtedness of Foreland it may acquire from other creditors of Foreland (as provided in Section 4) and the Foreland option shall no longer be exercisable.

                  (v) It shall be a condition to the obligation of CHL to fund any amount hereunder on or after February 28, 2001, that Foreland shall have provided CHL with lien searches confirming the absence of any liens on the Conveyed Assets in favor of any person other than (i) a lien filed in favor of 2N Company LLC in the amount of approximately $50,000 and (ii) any judgment liens that may have been filed by Foreland's existing judgment creditors in an aggregate amount up to approximately $475,000, provided that any UCC filings made by CHL shall not be a violation of this condition.

         4. Outstanding Obligations Due by Foreland. Foreland has various obligations due to third parties, principally for debts incurred in connection with Foreland's exploration activities in Nevada prior to January 1, 2000, some of which have been reduced to judgments in favor of such creditors, including those summarized on Exhibit B attached hereto and incorporated herein by reference. Except as set forth on Exhibit B and as described in Foreland's Quarterly Report on Form 10-QSB for the quarterly period ending June 30, 2001 (the "10-Q"), Foreland has no indebtedness, contingent or otherwise, to any party other than (i) rental obligations under the leases included in the Conveyed Assets and (ii) accounts payable incurred in the ordinary course of business in an aggregate amount not exceeding $50,000. CHL has acquired the Foreland secured promissory note previously held by Petro Source (the "Petro Source Note") and CHL shall have the right, but not the obligation, to contact all or any of the remaining creditors identified on Exhibit B to attempt to purchase such creditor's claim or rights for such consideration as may be acceptable to CHL and the creditor. At CHL's request, Foreland shall cooperate and assist in such endeavor. Foreland commits not to pay any dividends on, redeem or make other payments or distributions of any kind with respect to its equity securities or derivatives or prepay any indebtedness held by third parties until all amounts due to CHL (as a result of CHL's purchase of creditor's rights and claims, including the Petro Source Note, or otherwise) and all interest accrued thereon shall be fully paid.

         5. Right of First Refusal. In the event that CHL proposes, at any time until midnight December 31, 2002, to enter into any agreement for the sale, lease, or other conveyance of any interest in the assets and rights conveyed and granted pursuant to paragraph 1, it shall notify Foreland in writing of the terms of such proposed transaction and the identity of the proposed transferee, and Foreland shall have the right to acquire such interest on the same terms as set forth in such notice at any within 30 days after receipt of such notice from CHL. If CHL does not complete the transaction with such third party on terms no less favorable to CHL than set forth in the notice within 60 days after such notice to Foreland, CHL shall again be required to comply with the provisions of this paragraph prior to any subsequent agreement for conveyance of any interest in such assets.

         6. Foreland Option. CHL hereby grants to Foreland the option, exercisable by written notice to CHL at any time on or before midnight, December 31, 2002, to reacquire all of the assets granted and conveyed pursuant to paragraph 1 in consideration of the issuance by Foreland to CHL of that number of shares of common stock such that CHL shall, following such issuance, hold a number of shares that equal 34.2% of the shares of common stock then issued and outstanding determined on an as converted basis of Foreland then issued and outstanding and issuable on the conversion of outstanding shares of preferred stock, plus a promissory note in an amount equal to all expenditures by CHL to or on behalf of Foreland pursuant to paragraph 2 of this Agreement, provided, however, that:

Either one of the two following events shall have occurred:

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                  (i)      The Petro Source Note and the promissory note to
                           Grant Geophysical (and any other long-term indebtedness specified by CHL) are repaid, restructured in form acceptable to CHL, or purchased by CHL; or

                  (ii) CHL shall have realized a gain of over $1,000,000 from the exploitation of CHL's right, title or interest to the assets granted or conveyed pursuant to paragraph 1 or from net revenue from such assets. For purposes of this clause (ii), gain shall be the amount by which the cash or fair market value of other consideration received exceeds the aggregate amount paid by CHL to or for the benefit of Foreland pursuant to paragraph 2.

The promissory note for reimbursement of the expenditures under this Agreement by CHL shall bear interest at the prime rate, as adjusted from time to time and compounding annually until the note is paid, and shall be repayable in consecutive equal annual installments of principal and interest over a period of years to be determined by Foreland at the time of exercise of its option, subject to the requirement that Foreland shall make no dividends or other payments or distributions of any kind on or redeem its equity securities or derivatives or prepay any indebtedness held by a third party before the note is fully paid.

         7. CHL Option. Foreland hereby grants to CHL the option, exercisable by written notice to Foreland at any time on or before midnight, December 31, 2002, to reconvey to Foreland the assets conveyed and granted pursuant to paragraph 1 above in consideration of the issuance by Foreland to CHL of that number of shares of Foreland common stock such that CHL shall, following such issuance, hold a number of shares that shall equal 34.2% of the number of shares of common stock determined on an as converted basis of Foreland then issued and outstanding and issuable on the conversion of outstanding shares of preferred stock, plus a promissory note in an amount equal to all expenditures by CHL to or on behalf of Foreland pursuant to paragraph 2 of this Agreement.

         8. Antidilution. Foreland irrevocably and unconditionally agrees that, except as otherwise consented to in writing by CHL, it will issue equity securities and derivatives from and after the date hereof only if such issuance could not result in a limitation on availability of net operating losses of Foreland under the Internal Revenue Code of 1986, as amended. Foreland represents that, except as described in the 10-Q, it has no equity derivatives outstanding. Subject to the foregoing, to the extent that Foreland issues any equity securities or equity derivatives, CHL will have the right to subscribe for its pro rata share of any such issuance on the most favorable terms and conditions on which they are offered to any other party, provided that in the event equity securities or derivatives are issued as part of a unit or in exchange for non-cash consideration, CHL shall have the right to subscribe for such securities or derivatives for a cash price mutually agreed to by Foreland and CHL or, if they are unable to agree, by binding arbitration before a mutually agreeable valuation agent.

         9. Authorization. Each of Foreland and CHL (each a "Party" and collectively the "Parties") represents as to itself that

                  (a) The execution and delivery of this agreement and the performance by the Parties of their obligations thereunder have been duly authorized by all requisite corporate action and will not, to the best of their knowledge, (i) violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation of the Parties, as in effect on the date hereof and at Closing, or the By-laws of the Parties, as in effect on the date hereof, (ii) violate any provision of any indenture, agreement or other instrument to which the Parties, any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, other than any such

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         violation, conflict or default that would not reasonably be expected to cause a material adverse effect on the business, financial condition, results of operations or prospects of the Parties.

                  (b) This Agreement has been duly authorized, executed and delivered by the Parties and constitute the valid and binding obligations of the Parties, enforceable in accordance with its terms.

Foreland represents and warrants that the shares of common stock (the "Shares") issuable upon exercise of the Foreland option and CHL option have been duly authorized and, when issued will be validly issued, fully paid and nonassessable shares of common stock. The issuance and delivery of the Shares is not subject to any preemptive right of shareholders of Foreland that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

         10. Condition of Assets. Foreland and CHL will cooperate and communicate openly and candidly respecting the status and condition of the assets conveyed to CHL, the efforts to exploit those assets, the status of negotiations with creditors of Foreland, the business and financial condition of Foreland, and related matters. The parties acknowledge that while the assets are owned by CHL, but subject to the options of both Foreland and CHL, CHL may enter, at its sole discretion, into one or more agreements relating to such assets or by which they may be bound. In the event Foreland's option or CHL's option is exercised, the assets shall be reconveyed subject to any third-party agreements by which they are then bound.

         11. Petro Source Note. Foreland consents to the transfer of the Petro Source Note and the security therefore to CHL. Accordingly, the assignment of production proceeds (the "Proceeds Assignment") previously tendered to Petro Source in partial satisfaction of the Petro Source Note shall be deemed to have been assigned to CHL effective upon such transfer. Foreland represents to CHL that Foreland has not granted any security interest in any of the collateral described in the Proceeds Assignment to any party other than Petro Source. Foreland agrees to take such further actions and execute such further documents as may reasonably be required by CHL to assure that CHL obtains and maintains a perfected, first priority security interest in such collateral. Foreland agrees that the Petro Source Note shall, from and after the date of its acquisition by CHL, (i) be secured solely by an interest in 80% of Foreland's retained revenues from oil production in Nevada, as reflected in the Proceeds Assignment, and not by any shares of the capital stock of Foreland and (ii) be a full recourse promissory note, notwithstanding any to the contrary contained in the Petro Source Note. Upon CHL's request, Foreland shall reissue the Petro Source Note and the Proceeds Assignment in the name of CHL. The Stock Pledge Agreement dated as of February 15, 2001, between Foreland and Petro Source shall cease to be operative as of such date of acquisition.

         12. Options Not Exercised. Each of Foreland and CHL may exercise its option hereunder by written notice to the other at or before 12:00 midnight, December 31, 2002. In the event that neither Foreland's option nor CHL's option is exercised at or before 12:00 midnight, December 31, 2002, such options shall automatically expire; CHL shall be entitled to retain the assets conveyed, free of any right, claim or interest by Foreland; and Foreland shall be free to exploit its retained assets and to engage in such other business or activities as it shall deem appropriate.

         13. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the state of New York, without regard to its governing principles and conflicts of the law.

         14. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other course

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of dealing, understanding, employment or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby, shall be of any force or effect. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the parties hereto.

         15. Notices. Any notice, demand, request or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given if personally served; if transmitted by facsimile if receipt is confirmed by the facsimile operator of the recipient; if sent by electronic mail if receipt is acknowledged by the recipient; if delivered by overnight courier service; or if mailed by certified mail, return receipt requested, addressed as follows:

         If to Foreland:             Foreland Corporation
                                     2561 South 1560 West
                                     Woods Cross  UT  84087
                                     Facsimile: (801) 298-9889
                                     E-mail: oilguy007@aol.com

         With a copy to:             James R. Kruse
                                     Kruse, Landa & Maycock, L.L.C.
                                     50 West 300 South, Eighth Floor
                                     Salt Lake City  UT  84101
                                     Facsimile: (801) 531-7091

         If to CHL, to:              Colour Holdings, Ltd.
                                     C/o Mrs. Charlotte Wilson
                                     Rothschild Trust Guernsey Limited
                                     St. Peter's House
                                     Le Bordage
                                     St. Peter Port
                                     Guernsey
                                     Channel Islands GYI 6AX
                                     Facsimile: 44-1481-712 686
                                     E-mail: Charlotte.Wilson@rothschild.co.uk

         With a copy to:             Kenneth G. Alberstadt
                                     Wollmuth Maher & Deutsch LLP
                                     500 Fifth Avenue
                                     New York, NY 10110
                                     Facsimile: 1-212-382 0050


or such other addresses, facsimile numbers, or electronic mail address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission or electronic mail, one day after the date so sent by overnight delivery, or three days after the date so mailed.

         16. Additional Documents. Each of the parties shall cooperate in good faith and with diligence and dispatch in preparing any additional or confirmatory documents requested by the other in order to effectuate the terms and conditions of this Agreement.

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         17. Successors and Assigns. Foreland shall not assign its rights or delegate its responsibilities under this Agreement without the prior written consent of CHL, and CHL shall not delegate its funding obligations without the prior written consent of Foreland, provided that no such consent shall be required for the delegation of such funding obligations to an affiliate of CHL. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Upon any permitted assignment of this Agreement by CHL, CHL shall be released from its obligations hereunder.

         18. Counterpart Signatures. This Agreement may be executed in multiple counterparts of like tenor, and all copies taken together shall be construed as a single instrument.

         IN WITNESS WHEREOF, this Agreement has been executed the day and year first written above.

                                             FORELAND CORPORATION


                                             By /s/ Bruce C. Decker
                                               ---------------------------------
                                                  Bruce C. Decker, President

                                             COLOUR HOLDINGS, LTD.


                                             By  /s/
                                               ---------------------------------

                                               ---------------------------------

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